UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2017

WORKHORSE GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Commerce Drive, Loveland, Ohio 45140

(Address of principal executive offices) (zip code)

513-297-3640

(Registrant's telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, New York 11570

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2017, Stephen S. Burns and Workhorse Group Inc. (the “Company”) entered into an Executive Retention Agreement whereby Mr. Burns was retained as Chief Executive Officer in consideration of an annual salary of $325,000. Further, the Company entered Executive Retention Agreements with Duane Hughes as Chief Operating Officer/President at an annual salary of $275,000 and Julio Rodriguez as Chief Financial Officer at an annual salary of $225,000. Subject to the Company adopting an equity incentive plan and increasing its authorized shares of common stock, the Company also granted stock options exercisable at $5.28 per share to Mr. Burns, Mr. Hughes and Mr. Rodriguez Stock Options to acquire 1,000,000, 400,000 and 200,000 shares of common stock of the Company, respectively, which are exercisable for a period of ten years. The Stock Options vest in 16 equal quarterly tranches.

For each executive, the Company has agreed to provide a bonus of 25% of their base salary upon the Company achieving 75% of annual reveue targets established by the Board of Directors and management. The cash bonus will be increased to 37.5% and 50% of the base salary in the event that 100% or 125% of the revenue target is achieved, respectively. The Company and the executives also each entered into an Indemnification Agreement. The employment of each of the executives is at will and may be terminated at any time, with or without formal cause.

Pursuant to the terms of the executive retention agreements, the Company has agreed to provide specified severance and bonus amounts and to accelerate the vesting on their equity awards upon termination upon a change of control or an involuntary termination, as each term is defined in the agreements. In the event of a termination upon a change of control or an involuntary termination, the executives are entitled to receive an amount equal to 12 months of their base salary and the target bonus then in effect for the executive officer for the year in which such termination occurs, such bonus payment to be pro-rated to reflect the full number of months the executive remained in the Company’s employ. In addition, the vesting on any equity award held by the executive officer will be accelerated in full upon a change of control or an involuntary termination. In the event the executive is terminated for cause, then the vesting of all equity awards shall cease and such equity awards will be terminated. In the event the executive leaves for any reason that is not considered a good reason, then the vesting of equity award shall cease. At the election of the executive officer, the Company will also continue to provide health related employee insurance coverage for twelve months, at the Company’s expense upon termination upon a change of control or an involuntary termination.

The above offers and sales of the securities were made to accredited investors and the Company relied upon the exemptions contained in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated there under with regards to the sales. No advertising or general solicitation was employed in offerings the securities. The offers and sales were made to accredited investors and transfer of the securities was restricted by the Company in accordance with the requirements of the Securities Act of 1933.

The foregoing is only a brief description of the material terms of the above corporate actions and agreements, and does not purport to be a complete description of the rights and obligations of the parties under those agreements, and such descriptions are qualified in their entirety by reference to the agreements which are filed as exhibits to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Retention Agreement by and between Workhorse Group Inc. and Stephen S. Burns dated May 19, 2017

10.2	Executive Retention Agreement by and between Workhorse Group Inc. and Duane Hughes dated May 19, 2017

10.3	Executive Retention Agreement by and between Workhorse Group Inc. and Julio Rodriguez dated May 19, 2017

10.4	Form of Indemnification Agreement

10.5	Form of Employee Invention Assignment, Confidentiality, Non-Compete and Non-Solicit Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

Date: May 19, 2017	By:	/s/ Julio Rodriguez
	Name: Title:	Julio Rodriguez Chief Financial Officer

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